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                                                                       EXHIBIT 11.1

                    VALERO ENERGY CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE
                 (Thousands of Dollars, Except Per Share Amounts)

                                                              Three Months Ended
                                                                   March 31,
                                                             1997                1996

COMPUTATION OF EARNINGS PER SHARE
 ASSUMING NO DILUTION:
   Net income. . . . . . . . . . . . . . . . . . . . . . $   15,440          $   19,914
   Less:  Preferred stock dividend requirements and
      redemption premium . . . . . . . . . . . . . . . .     (2,766)             (2,841)

   Net income applicable to common stock . . . . . . . . $   12,674          $   17,073

   Weighted average number of shares of common
      stock outstanding. . . . . . . . . . . . . . . . . 44,411,705          43,748,550

   Earnings per share assuming no dilution . . . . . . . $      .29          $      .39

COMPUTATION OF EARNINGS PER SHARE
 ASSUMING FULL DILUTION:
   Net income. . . . . . . . . . . . . . . . . . . . . . $   15,440          $   19,914
   Less:  Preferred stock dividend requirements and
      redemption premium . . . . . . . . . . . . . . . .     (2,766)             (2,841)
   Add:  Reduction of preferred stock dividends
      applicable to the assumed conversion of
      Convertible Preferred Stock. . . . . . . . . . . .      2,695               2,695

   Net income applicable to common stock
      assuming full dilution . . . . . . . . . . . . . . $   15,369          $   19,768

   Weighted average number of shares of common
      stock outstanding. . . . . . . . . . . . . . . . . 44,411,705          43,748,550
   Weighted average common stock equivalents
      applicable to stock options. . . . . . . . . . . .    828,547             438,815
   Weighted average shares issuable upon conversion
      of Convertible Preferred Stock . . . . . . . . . .  6,381,798           6,381,798

   Weighted average shares used for computation. . . . . 51,622,050          50,569,163

   Earnings per share assuming full dilution . . . . . . $      .30<F1>      $      .39<F2>

<F1>  This calculation is submitted in accordance with paragraph 601(b)(11) of Regulation S-K although it is contrary to APB Opinion No. 15 because it produces an antidilutive result.

<F2>  This calculation is submitted in accordance with paragraph 601(b)(11) of Regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3%.
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